Exhibit 5.1

[Navitas Semiconductor Letterhead]

December 15, 2023

Navitas Semiconductor Corporation
3520 Challenger Street
Torrance, California 90503-1640

Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933 (the “Act”) of up to an aggregate of 62,587,813 shares of the Class A Common Stock, par value $0.0001 per share (the “Common Stock”), of Navitas Semiconductor Corporation, a Delaware corporation (the “Company”), for the offer and sale from time to time by the holders thereof and consisting of (i) up to 2,947,000 outstanding shares of Common Stock issued prior to the Company’s initial public offering in a private placement to the sponsor of the Company (the “Sponsor Shares”); (ii) up to 24,883,161 outstanding shares of Common Stock issued in a private placement on August 15, 2022 in connection with the Company’s acquisition of GeneSiC Semiconductor Inc. and currently held by an affiliate of the Company (the “GeneSiC Shares”); (iii) up to 30,109,901 other outstanding shares of Common Stock issued in transactions registered under the Act or pursuant to exemptions under the Act and held by certain of the Company’s directors, officers and affiliates (collectively with the Sponsor Shares and the GeneSiC Shares, the “Long Shares”); (iv) up to 1,351,905 shares of Common Stock issuable upon the settlement of outstanding unvested restricted stock units (“RSUs”) that are held by certain of the Company’s directors and officers (the “RSU Shares”); and (v) up to 3,295,846 shares of Common Stock that the Company’s directors, officers and affiliates have the contingent right to receive (the “Rights”, and together with the RSUs, the “Derivative Securities”) upon the Common Stock achieving certain trading price milestones before October 19, 2026 (together with the RSU Shares, the “Contingent Shares”), I, as general counsel to the Company, have examined such corporate records, certificates, agreements and other documents, and such questions of law and fact, as I have considered necessary or appropriate for the purposes of the opinions given below. Upon the basis of such examination, it is my opinion that:
1.    The Long Shares are validly issued, fully paid and nonassessable.

2.    The Contingent Shares, when issued upon vesting or settlement of the applicable Derivative Securities in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinions, I am not passing upon any disclosure in any registration statement or related prospectus under the Act, or any other offering material relating to the offer and sale of the Long Shares or the Contingent Shares.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

Navitas Semiconductor Corporation
December 15, 2023

I hereby consent to the filing of this letter as an exhibit to the registration statement filed by the Company with the Securities and Exchange Commission to register the Long Shares and Contingent Shares under the Act, and to the reference to me under the heading “Legal Matters” in the prospectus contained therein. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

    Yours very truly,
/s/ Paul D. Delva

    Paul D. Delva
    Senior Vice President, General Counsel
    and Secretary